UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2015 (May 11, 2015)

SunEdison, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13828	56-1505767
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

13736 Riverport Dr. Maryland Heights, Missouri		63043
(Address of principal executive offices)		(Zip Code)

(314) 770-7300

(Registrant’s telephone number, including area code)

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On May 11, 2015, SunEdison, Inc. (the “Company”) entered into private negotiations with a limited number of holders of the Company’s outstanding 2.00% Convertible Senior Notes due 2018 (the “2018 notes”) and 2.75% Convertible Senior Notes due 2021 (the “2021 notes”). Subject to the successful conclusion of the respective private negotiations, the Company intends to exchange up to $600 million aggregate principal amount of the outstanding 2018 and 2021 notes for approximately the number of shares of common stock underlying the notes to be exchanged, plus accrued and unpaid interest on the notes to be exchanged in cash, as well as a cash inducement payment. The private exchanges are subject to closing conditions, including a successful closing of the previously announced offering of convertible notes by the Company, and are expected to settle on the same date as the closing of that offering. These exchanges, and the issuance of shares of the Company’s common stock upon the consummation of these exchanges, may result in the decrease of the market price of the Company’s common stock.

The Company has also entered into private negotiations with dealers party to the note hedge transactions related to the 2018 notes and the 2021 notes in order to unwind a pro rata portion of such note hedge transactions in respect of the 2018 and 2021 notes expected to be exchanged, as well as a corresponding portion of the warrant transactions entered into concurrently with the issuance of the 2018 and 2021 notes. The unwind of the note hedge and warrant transactions is expected to be conditional on the consummation of the previously announced convertible note offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNEDISON, INC.

Date: May 12, 2015	By:	/s/ Martin H. Truong
Name: Martin H. Truong Title: Senior Vice President, General Counsel and Corporate Secretary